EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 24, 2023, is made by and among BayFirst Financial Corp., a corporation organized under the laws of the State of Florida (the “Company”), BayFirst National Bank, a banking corporation organized under the laws of the State of Florida and wholly-owned subsidiary of the Company (the “Bank” and collectively, with the Company, the “Employer”), and Scott McKim, an individual resident of Florida (the “Executive”).
The Employer desires to employ the Executive as its Executive Vice President and Chief Financial Officer. The Employer recognizes that the Executive’s leadership and contribution to the well-being of the Bank and the Company is substantial. The Employer desires to provide for the employment of the Executive as its Executive Vice President and Chief Financial Officer which the Employer has determined will reinforce and encourage the dedication of the Executive to the Employer and will promote the best interests of the Bank, the Company, and the Company’s shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain capitalized terms used in this Agreement are defined in Section 20 hereof.
In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Employment; Title; Duties. The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as the Executive Vice President and Chief Financial Officer of the Company and the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with this position as are set forth in the Company’s and Bank’s Bylaws or assigned by the Company’s and Bank’s Board of Directors (the “Board”) or its Chief Executive Officer or its Chief Operating Officer from time to time. The Executive shall report to the Chief Operating Officer and shall devote his/her full business time, attention, skill and efforts to the performance of his/her duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Further, the Executive’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Chief Operating Officer. The Employer shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Chief Operating Officer determines that such activity (i) interferes with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Company or the Bank, their successors or assigns or (ii) could adversely affect the reputation of the Company or the Bank.
2. Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for the period commencing on July 24, 2023, and ending on December 31, 2023 (the “Term”). On December 31, 2023 and each December 31st during the Term of this Agreement thereafter, the Term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Employer or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended. If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement, including Section 9.

3. Compensation and Benefits.
(a) As of the date of this Agreement, the Employer shall pay the Executive an annual base salary rate of $275,000 which shall be paid in accordance with the Employer’s standard payroll procedures as in effect from time to time. The Chief Operating Officer shall evaluate the Executive’s performance at least annually. While also taking into account any annual cost of living increases, the Chief Operating Officer intends increase (but not decrease) his/her compensation in an amount as determined by the Chief Operating Officer upon favorable annual evaluations of the Employer’s and Executive’s performance.
(b) The Executive will be eligible to participate in the Bank’s Annual Incentive Plan and any of the Bank’s long-term or short-term incentive plans on the same terms and conditions and in relative magnitude to other senior executive officers of the Bank subject to the terms and conditions of such plans and, if applicable, the discretion of the Board in determining the frequency and magnitude of discretionary bonuses under such plans.
(c) The Executive shall be eligible to participate in the Company’s long-term equity incentive program or under any similar or successor plan adopted by the Company under which eligible participants may be granted stock options, restricted stock, and other awards as determined by the Board.
(d) In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, disability, welfare, health, dental or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer. The parties agree that the benefits stated in this Section 3(d) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer.
(e) The Employer shall reimburse the Executive for reasonable and necessary travel, and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy; provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.
All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits is subject to liquidation or exchanges for other benefits.
(f) The Executive shall be entitled to paid time off during each calendar year in accordance with (i) any banking rules or regulations governing vacation and (ii) the paid time off policy of the Employer for senior executive officers, to be taken at such time or times as the Executive and the Employer shall mutually determine. Earned but unused paid time off shall be accrued in accordance with the Employer’s paid time off policy. Any payments made by the Employer to the Executive as compensation in lieu of paid time off shall be paid in accordance with the Employer’s standard payroll procedures.

(g) The Bank and the Company shall apportion any payments or benefits paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by the Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.
(h) The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:
(i) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company or the Bank, including but not limited to, when the Company shall have a restatement of financial results attributable to the Executive’s actions, whether intentional or as the result of negligence; or
(ii) where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R.208, Appendix D-1.
The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 13. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3(h). The provisions of this Section 3(h) shall be modified to the extent, and remain in effect for the period, required by applicable law.
4. Termination.
(a) The Executive’s employment under this Agreement may be terminated prior to the end of the Term of this Agreement, if applicable, only as follows (each a “Terminating Event”):
(i) upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due him/her as base salary or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 days after the end of the year in which the Executive died or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of the Executive’s death.
(ii) if the Executive is Disabled and has been paid under the Employer’s accident and health plan for a period of 90 days. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his/her full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the

Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other accident and health plan disability benefit covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid on the earlier of (i) 70 days after the end of the year in which the Executive became Disabled or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive became Disabled.
(iii) by the Employer for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him/her as base salary and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.
(iv) by the Employer without Cause or by the Executive for Good Reason prior to a Change in Control or more than 12 months following a Change in Control upon delivery of a Notice of Termination. If the Executive’s employment is terminated without Cause or for Good Reason under this provision, subject to the possibility of a six-month delay described below in Section 17 and receipt of the release described below in Section 4(b), the Executive shall be entitled to the following:
(1) beginning on the first day of the month following the date of the Executive’s termination and continuing on the first day of the month for the next 17 months, the Employer shall pay to the Executive severance compensation in an amount equal to 1/12th of his/her annual compensation. For this purpose annual compensation means (x) the Executive’s rate of base salary when the termination occurs plus (y) the average of any cash bonuses or cash incentive compensation awarded for the last two calendar years ended immediately before the year in which the termination occurred, regardless of when the bonuses or incentive compensation earned for the preceding calendar years were paid and regardless of whether all or part of the bonuses or incentive compensation were subject to elective deferral or vesting. The Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of the Executive’s termination will be paid on the earlier of (i) 70 days after the end of the year in which the Executive’s employment was terminated or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive’s employment was terminated. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Bank for the entire year and prorated through the date of the Executive’s termination of employment; and
(2) the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Executive is covered under the Employer’s group health plan as of his/her date of termination, the Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Executive elects COBRA coverage for group health coverage, he/she will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer shall pay the employer portion of such coverage. The Employer’s share of such premiums shall be treated as taxable income to the Executive, if necessary, to comply with applicable tax laws or to avoid taxes or penalties to the Employer. In addition, if the terms of the applicable plan documents do not allow the Employer to continue to provide COBRA coverage to the Executive and his/her covered dependents (if applicable), the Employer shall make monthly cash payments to the Executive in an amount equal to the Employer’s share of the monthly COBRA premiums for coverage for the Executive for the last month of COBRA coverage, such amounts to be paid for the duration of the period described in Section 9 hereof. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (2) shall be limited to the extent that if the Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer. This subsection (2) shall not be interpreted so as to limit any benefits to which the Executive, the Executive’s spouse, dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits, provided that there shall be no duplication of benefits; and
(3) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches Section 9 of this Agreement, he/she will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 4(a)(iv) other than the right to participate in COBRA.
(v) by the Executive effective upon the 30th day after delivery of a Notice of Termination. If the Executive resigns or retires under this provision, the Executive shall receive any sums due his/her as base salary or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures. Notwithstanding anything to the contrary herein, if Executive terminates during the Term of this Agreement upon less than six (6) months’ Notice without Good Reason, Executive acknowledges that his/her termination will result in serious harm to the Company and the Bank for which damages are not reasonably ascertainable. Executive hereby agrees that in the event of such a termination Executive shall pay liquidated damages to the Company and the Bank equal to fifty percent (50%) of Executive’s estimated annual taxable compensation (i.e., including Base Salary and bonus for the year). Such damages will be based on the estimated Base Salary and estimated bonus for the full calendar year in which the termination occurs, or if greater, the actual Base Salary and Bonus payable with respect to the calendar year immediately preceding the year of termination.
(vi) by the Employer without Cause within 12 months following a Change in Control upon delivery of a Notice of Termination to the Executive or by the Executive for Good Reason within 12 months following a Change in Control. If the Executive desires to terminate this Agreement for Good Reason, he/she must deliver a Notice of Termination within a 90-day period beginning on the date of the Good Reason event and the Employer shall have not less than 30 days to remedy this condition. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the 30th day following the Executive’s delivery of his/her Notice of Termination, provided, however, the Employer can elect to forego the 30 day cure period and agree to Executive’s termination within a shorter period of time. If the Executive’s employment is terminated pursuant to this provision, in addition to other rights and remedies available in law or equity, subject to the possibility of a six-month delay in payments described below in Section 17 and receipt of the release described below in Section 4(b), the Executive shall be entitled to the following:
(1) the Employer shall pay the Executive in a single lump sum cash payment within 60 days of the date of termination severance compensation in an amount equal to his/her then current annual compensation multiplied by 2, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). For this purpose, annual compensation means (x) the Executive’s rate of base salary when the Change in Control occurs plus (y) the average of any cash bonuses or cash incentive compensation awarded for the last two calendar years ended immediately before the year in which the Change in Control occurred, regardless of when the bonuses or incentive compensation earned for the preceding calendar years were paid and regardless of whether all or part of the bonuses or incentive compensation were subject to elective deferral or vesting;
(2) the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Executive is covered under the Employer’s group health plan as of his/her date of termination, the Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Executive elects COBRA coverage for group health coverage, he/she will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer shall pay the employer portion of such coverage. The Employer’s share of such premiums shall be treated as taxable income to the Executive, if necessary, to comply with applicable tax laws or to avoid taxes or penalties to the Employer. In addition, if the terms of the applicable plan documents do not allow the Employer to continue to provide COBRA coverage to the Executive and his/her covered dependents (if applicable), the Employer shall make monthly cash payments to the Executive in an amount equal to the Employer’s share of the monthly COBRA premiums for coverage for the Executive for the last month of COBRA coverage, such amounts to be paid for the duration of the period described in Section 9 hereof. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (2) shall be limited to the extent that if the Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer. This subsection (2) shall not be interpreted so as to limit any benefits to which the Executive, the Executive’s spouse, dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits, provided that there shall be no duplication of benefits;
(3) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches Section 9 of this Agreement, he/she will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 4(a)(vi) other than the right to participate in COBRA.
(b) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. As a condition to the Employer’s obligation to pay any severance hereunder, within 60 days of termination of the Executive’s employment, the Employer and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A, and Executive shall not have revoked such release within the 7-day revocation period stated in such release. Such release shall acknowledge the remaining obligations of the Employer and Employee and shall discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if the 60-day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.
(c) As a condition to the Employer’s obligation to pay any amounts hereunder, regardless of the reason for the termination of the Executive’s employment, the Executive shall resign as a director of the Company and any of its subsidiaries, if the Executive is then serving in any such position.
(d) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.
All calculations and determinations under this Section 4 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonable request in order to make its determinations under this Section. The Employer shall bear all costs the Tax Counsel may reasonably incur in connection with its services. In connection with making determinations under this Section, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.
(e) Notwithstanding anything contained in this Agreement to the contrary,
(i) if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the

Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (1) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (2) reinstate any such obligations which were suspended.
(ii) if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.
(iii) if the Company or the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(e) shall not affect any vested rights of the parties hereto.
(iv) if the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(f) If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depository institution controlled by the Company but excluding any such assistance provided to the industry generally, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(g) If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.
(h) Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.
(i) In the event that the Company or the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Section 359, et seq.), then notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Company or the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4(i) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Company or the Bank or as otherwise directed by such federal banking agency.

5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Company or any Affiliates, their business or customers and that the Executive conceives, develops, or delivers to the Employer at any time during his/her employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.
6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his/her duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Company or any Affiliates during or after his/her employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive will not, during or after the term of his/her employment, disclose any knowledge of the past, present, planned or considered Trade Secrets of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank, the Company or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and the Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the Bank and/or the Company will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from the Executive. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Agreement limits the Executive’s ability to (i) respond to lawful subpoenas in any litigation, arbitration or administrative proceeding, (ii) provide truthful testimony in any litigation, arbitration or administrative proceeding, or (iii) file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the “Government Agencies”). The Executive further understands that this Agreement does not limit his/her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
7. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his/her duties for the Employer, not to use or disclose any Confidential Business Information of the Company or any Affiliates during his/her employment and for a period of 36 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s or its Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.
8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Company or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.
9. Restrictive Covenants.
(a) No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 18 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Company or any of its Affiliates on the date of termination and with whom the Executive has had material contact.
(b) No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 18 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of or consultant to the Company or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.
(c) Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 18 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Company or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory. 10. Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), 9(c), and 9(d) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.
11. Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.
12. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his/her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his/her estate.
13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by overnight courier, signature required. In addition, transmission by facsimile, email or other form of electronic transmission, each against receipt therefore, shall be deemed to constitute due and sufficient delivery. All notices to the Employer shall be directed to the attention of the Employer at 700 Central Avenue, Suite 102, St. Petersburg, FL 33701, Attention: Compensation Committee Chairman, with a copy to the Secretary(ies) of the Company and the Bank. All notices to the Executive shall be directed to his/her personal residence address noted in the Employer’s human resources records. All notices and communications shall be deemed to have been received on the date of delivery thereof.
14. Governing Law; Jury Trial Waiver. This Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the appropriate state or federal court located in Pinellas County, Florida shall be the exclusive jurisdiction and venue of any case or controversy arising out of or relating to this Agreement or the Executive’s employment with Employer. In addition, the Employer and the Executive agree that in any litigation action or proceeding arising out of or relating to this Agreement or the Executive’s employment with the Employer, trial shall be in a court of competent jurisdiction without a jury. The Employer and the Executive irrevocably waive any right each may have to a jury trial and a copy of this Agreement may be introduced as written evidence of the waiver of the right to trial by jury. The Employer has not made and the Executive has not relied on, any oral representation regarding the enforceability of this provision. The Employer and the Executive have read and understand the effect of this jury waiver provision.
15. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.
16. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), 9(c) or 9(d), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.
17. Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.
18. Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

19. Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or, if applicable, the Bank. The Executive agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Company or the Bank.
20. Certain Definitions.
(a) “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.
(b) “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans (including SBA 7(a) loans) and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.
(c) “Cause” shall consist of any of (i) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, does cause or is reasonably likely to cause material harm to the Company or any Affiliate (including harm to its business reputation); (ii) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach; (iv) the receipt of any formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against the Executive, the Company or the Bank (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by the Executive and further provided that, the parties acknowledge that any regulatory action currently issued to the Company or the Bank shall not constitute the basis for a determination of cause by the Board); (v) the exhibition by the Executive of a standard of behavior within the scope of his/her employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (vi) the failure of the Executive to devote his/her full business time and attention to his/her employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with notice of the grounds providing the purported basis for termination and provide the Executive an opportunity to meet with the Board in person to address the proposed grounds. The Board reserves the right to suspend the Executive with pay pending the determination of Cause under this Section 20(c), as appropriate.
(d) “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5), of either the Bank or the Company.
(e) “Code” shall mean the Internal Revenue Code of 1986.
(f) “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(g) “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4); provided however that, for purposes of this definition, the accident and health plan covering the Executive shall only be the long-term disability plan and not any other the accident and health plan.
(h) “Good Reason” means the occurrence of any of the following events (without the Executive’s consent):
(i) a material reduction of any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3;
(ii) a material adverse change in Executive’s functions, duties, or responsibilities with the Company or the Bank, which change would cause Executive’s position to become one of materially lesser responsibility, importance or scope;
(iii) the Bank requiring Executive to be based at any office or location other than as provided in Section 4 resulting in an increase in Executive’s commute of sixty (60) miles or more; or
(iv) a material breach of this Agreement by the Company or the Bank.
Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (A) Executive shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof, (B) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty (30) days after expiration of such cure period.
(i) “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (in the case of a Notice of Termination from the Executive, given not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(j) “Standard payroll procedures” shall mean payment no less frequently than monthly.
(k) “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).
(l) “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank.
21. Indemnification. Notwithstanding anything in the articles of incorporation or bylaws of the Company or the Bank to the contrary, the Executive shall at all times during the Executive’s employment by the Company or the Bank, and after such employment, be indemnified by such entities to the fullest extent applicable law permits for any matter in any way relating to the Executive’s affiliation with the Company or the Bank; provided, however, that if the Company or the Bank shall have terminated the Executive’s employment for Cause, then neither the Company or the Bank shall have any obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Executive’s employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.
22. Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive, and any other agreements regarding change in control payments or severance payments and benefits.

23. Survival. The obligations of the parties pursuant to Sections 3(i), 5 through 9, and 12, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.
24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signatures appear on following page]
IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

ATTEST: BAYFIRST FINANCIAL CORP.

/s/ Nick Smith             /s/ Anthony N. Leo
Nick Smith Anthony N. Leo
Chief Executive Officer

ATTEST: BAYFIRST NATIONAL BANK

/s/ Nick Smith             /s/ Anthony N. Leo
Nick Smith Anthony N. Leo
Chief Executive Officer

WITNESS: EXECUTIVE

/s/ Nick Smith             /s/ Scott McKim
Nick Smith Scott McKim